Exhibit 99.1

Third Quarter Report
Quarter ended September 30, 2011

Renaissance in Concord, California (left) and Stone Gate in Marlborough, Massachusetts (center and right) are assets of Behringer Harvard Multifamily REIT I, Inc.

Third Quarter Overview

•

On September 2, 2011, the REIT terminated the primary portion of its initial public offering of common stock, having raised gross proceeds of approximately $1.53 billion (including proceeds from the REIT’s distribution reinvestment plan). Together with the gross proceeds of $127.3 million from a private offering terminated in December 2007, as of September 30, 2011, the REIT has raised gross proceeds of approximately $1.65 billion.

•

During September, the REIT, through a joint venture with PGGM, acquired Renaissance, a luxury 132-unit multifamily community located in Concord, California (located approximately 30 miles east of San Francisco, CA). The acquisition also included an adjacent 2.7-acre parcel of land.

•

Consolidated rental revenue grew to approximately $17.6 million in the third quarter of 2011, compared to approximately $9.4 million in the third quarter of 2010. For the nine months ended September 30, 2011, consolidated rental revenues were approximately $44.9 million compared to approximately $21.2 million for the same period last year.

•

Revenues from unconsolidated joint ventures (all from the REIT’s co-investment arrangement with PGGM) increased to $27 million in the third quarter of 2011, compared to $21.3 million in the third quarter of 2010. For the first nine months of 2011, revenues from unconsolidated joint ventures increased to $77.4 million compared to $48.6 million for the first nine months of 2010.

•

During the third quarter, the REIT completed financing of two wholly-owned communities and one joint venture-owned community raising approximately $105.3 million in debt capital. Approximately $51.0 million was financed at a fixed interest rate of 3.19% and a five-year term; $30.3 million was financed at a fixed interest rate of 3.86% and a seven-year term; and $24.0 million of principal was financed at a variable interest rate of one-month LIBOR plus 2.45% per annum and a three-year term.

Investment Highlights

	(in millions)	As of Sept. 30, 2011	As of Dec. 31, 2010
	Investments in real estate and joint ventures, net	$1,001.9	$873.4
	Total assets	$1,584.2	$958.8

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

In support of our ongoing efforts to conserve stockholder capital, Behringer Harvard will discontinue mailing quarterly summary reports beginning in 2012. These reports will be made available at behringerharvard.com on a page designed for stockholder communications. Please note that quarterly conference calls will be open to stockholders beginning with the call for the year ended December 31, 2011, which will be held in spring 2012. Notice of these calls will be sent to you in your quarterly statements and posted with your online statements.

Reconciliation of MFFO to Net Income

	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
(in millions, except per share amounts)	Sept 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010
Net loss attributable to common stockholders	$(6.1)	$(10.4)	$(5.2)	$(28.2)
Real estate depreciation and amortization	13.9	12.6	41.2	29.1
FFO attributable to common stockholders(1)	7.8	2.2	36.0	0.9

Gain on revaluation of equity on a business combination	—	(0.7)	(18.1)	(0.7)
Acquisition expenses	0.5	3.2	6.2	9.3
Straight-line rents	0.3	0.2	0.7	0.7
MFFO attributable to common stockholders(2)	$8.6	$4.9	$24.8	$10.2
GAAP weighted average common shares	155.9	91.3	129.1	78.5
Net loss per share	$(0.04)	$(0.11)	$(0.04)	$(0.36)
FFO per share	$0.05	$0.02	$0.28	$0.01
MFFO per share	$0.05	$0.05	$0.19	$0.13

(1)     Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)     In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our offering and registration stages are complete.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions.  Both should be reviewed in connection with other GAAP measurements.

15601 Dallas Parkway, Suite 600
Addison, TX 75001

Date Published 12/11
1017-1 MF1-Q3 Report 2011
© 2011 Behringer Harvard

Third Quarter Report
Behringer Harvard Multifamily REIT I, Inc.